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                                                                     Exhibit 3.8

                         High Speed Internet "Content"
                          Memo of Understanding (MOU)

THIS Memo of Understanding ("MOU") dated the 1Oth day of May 2000. BETWEEN:
                                           ----------------------
Cinema Internet Networks Inc. (herein called "CinemaWorks") a Canadian
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corporation whose address is: Pier 32 Granville Island, 320-1333 Johnston
                              -------------------------------------------
Street, Vancouver, B.C. V6H 3R9
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AND: Earthramp.com Communications Inc. (herein called "ERA") whose address is
     --------------------------------
located at: 601-889 W. Pender Street, Vancouver, BC Canada V6C 3B2.
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WHEREAS:
A. ERA currently provides real time streaming of financial data from all North American stock exchanges. ERA also provides back office support and interactive software to aid and support the end user of the financial data. In addition, ERA produces other interactive software of interest to CinemaWorks.

B. CinemaWorks is an experienced provider of "pay" movie and television content to hotels and currently sells and installs high speed Internet access to hotels as an agent of Darwin Networks.

C. ERA and CinemaWorks seek to offer entertainment and information content over the Internet to various customers including vendors, partners, and affiliates of CinemaWorks.

D. The purpose of this MOU is to reach a general understanding of a business relationship to initially market and deliver ERA's content. This delivery will initially be to hotel customers in Canada and the USA. These will be followed by other customers in Canada and the USA.

E. GalaVu Entertainment (Toronto, ON) has over two hundred hotels under contract for pay per view movies and high speed Internet services in Canada. CinemaWorks intends to immediately offer revenue producing ERA Internet content to both GalaVu and Darwin.

F. In general, the parties agree that this M.O.U. to begin a joint venture to develop, market and sell ERA's software and services that are now anticipated in the short term and that may develop in the future.


NOW THEREFORE, the parties hereby agree as follows:

   1.0 The parties agree that ERA will have the exclusive right to be the sole provider of Internet financial content to CinemaWorks as defined in the commercial agreement following this MOU. See 11.0 below.

   2.0 ERA products and services will include real time financial data and other software that the Parties agree can be marketed and sold effectively working together.

   3.0 ERA shall provide, at no cost to CinemaWorks, all demos, software, hardware, and bandwidth relating to ERA financial data and services from ERA's Vancouver location for

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       the first joint venture projects anticipated with GalaVu Entertainment,
       Darwin Networks, and Wolverton. CinemaWorks will market and sell ERA's services to these projects at no cost to ERA. However, any travel expenses required to sell the venture to Darwin or GalaVu will be borne individually by the parties.

   4.0 OPERATIONAL COSTS: The Parties agree that all direct costs will be paid before revenue sharing begins between the Parties. These direct costs as are as follow and apply only to the first joint venture projects named in
       3.0 above. The Parties agree to, if necessary, adjust costs either up or down as necessary for future customers in a reasonable manner in line with other providers of similar services. Direct operational costs incurred by ERA for the three customers named in 3.0 above are agreed to
                                                                             --
       be limited to: exchange fees, bandwidth charges, transaction processing
       -------------
       fees and financial content administration. For the first twelve (12) months and for the prospective customers named in 3.0 above, ERA's costs are agreed upon to be:


                                  [*]


   7.0 PRODUCT NAME: A name will be agreed upon by the Parties for the financial information product offered to the prospects in 3.0 above. Example:
       "Stockcatcher", "StockSpy", etc. This name will be specified in the commercial agreement between the parties.

   8.0 ACCOUNTING: Accounting services will be provided by ERA. Monthly reports will be provided to CinemaWorks and the Customer(s).

   9.0 PRICING to CUSTOMERS and END USERS: The pricing of the services offered by the parties will be jointly decided by the Parties on a project by project basis End user prices may, if appropriate, be jointly determined with the Customer.
       [For example: what do we charge hotel guests accessing our services via Darwin's or GalaVu's splash page. This may require negotiation with Darwin or GalaVu.]


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* Information omitted pursuant to a request for confidential treatment.

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   10.0 NEWS RELEASES: Any news release naming the Parties will be jointly approved by the Parties. ERA will initially write the news releases and will continue to do so unless otherwise decided by the Parties.

   11.0 FORMAL COMMERCIAL AGREEMENT: Upon signing of this MOU, the parties will quickly work to draft and sign a formal commercial agreement addressing specific issues such as initial pricing to customers and End users (e.g., Darwin and the hotel guests), pricing flexibility in the future, and perhaps more importantly, the financial benefit to be shared by the parties with regard to new customers of ERA's financial data and other products arising directly from the first three customer prospects in 3.0 above. For example: hotel customers exposed to ERA and CinemaWorks' financial content in a hotel room may continue to use the service when returning to their home and workplace. Therefore, the parties agree to track such customers via user ID or some such method, and to determine fair and equitable compensation from ongoing, recurring revenue arising from such instances.

   12.0 ASSIGNABILITY: The parties agree that this MOU and the commercial Agreement will be assignable (e.g., sale of ERA to Bloomberg Financial) so long as such any Assignee agrees in writing to fulfill the obligations of the commercial agreement between ERA and CinemaWorks.


SIGNED, SEALED and DELIVERED BY:    SIGNED, SEALED and DELIVERED BY:

Cinema Internet Networks Inc.       Earthramp.com Communications Inc.

/s/ Bill Massey                     /s/ Paul Dixon
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Bill Massey CEO                     Paul Dixon CEO
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